November 14, 2007

Stuart J. Nichols
704 Vera Cruz Avenue
Los Altos, CA   94022

Dear Stu,

Subject to authorization and approval of the Board of Directors of MIPS Technologies, Inc., (“MIPS”) we will be pleased to offer you the position of Vice President, General Counsel and Corporate Secretary, reporting to me, subject to the terms and conditions contained herein.  This offer includes a base salary of $250,000 annualized, paid bi-weekly and an Executive Bonus with a target of 40% of salary, or $100,000, and an upside to 80% of salary, or $200,000.    Your Total Target Cash Compensation, annualized will be $350,000 with a potential upside, which could bring your actual total compensation to $450,000.    In addition, for fiscal years 2008 and 2009, your bonus will have a guaranteed minimum or “floor” of 10% of your base salary for those years.

Additionally, your Employee Benefits Plan will include Medical, Dental, Life/AD&D/LTD and Vision insurance plans, 401(k), Non-Qualified Deferred Compensation Plan, Flex Spending Accounts, Employee Stock Purchase Plan, Vacation and Holiday Pay.

Subject to authorization and approval of the Board of Directors of MIPS Technologies, Inc., the terms of the applicable stock option plan and award documents, and compliance with all applicable federal and state securities laws, you will be granted an option to purchase 250,000 shares of MIPS Technologies, Inc. common stock.  The grant date and per share exercise price for new hire option grants is set by the Committee designated by the Board of Directors to administer the applicable stock plan.  Currently, new hire options are granted on the last Thursday of each month (“Grant Date”) and are priced using the market closing price on that date.   Unless otherwise notified, your option will be granted either on the Grant Date immediately following your start date, provided you commenced your employment on or before the Monday preceding that Grant Date, or on the Grant Date in the following month. Specific terms and conditions will be included in the definitive stock option award documents and will include your right to purchase your shares according to a vesting schedule.  The vesting schedule will provide for one-third of the total shares to become vested 12 months from your grant date with 1/36th of the total shares vesting each month thereafter for the remaining 24 months.  Unless earlier terminated, your option may be exercised only during a term of seven (7) years from your grant date and may be exercised during such term only in accordance with the terms of the plan and the definitive award documents.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you are required to provide verification of your identity and legal right to work in the United States.

You may accept this position by signing below and returning a signed copy to MIPS Human Resources by Monday, November 19, 2007.

The team and I are looking forward to you joining us and making a major contribution to the success of MIPS.

Sincerely,

/s/ JOHN BOURGOIN

John Bourgoin
President & Chief Executive Officer
MIPS Technologies, Inc.

I accept this offer of employment with the understanding that it is not an employment contract.  I understand that my employment with the company is not for any fixed term and constitutes at-will employment in which either I or the company may terminate at any time, for any reason, with or without notice. I also understand that upon commencement of employment, I will be expected to sign the Confidential Information and Inventions Agreement. The provisions stated in the offer of employment supersede all prior discussions and negotiations, and no other writing published by the company is intended to modify the presumptions of at-will employment status.

/s/ STUART J. NICHOLS                        11/16/07
Employee Signature                                                                                 Today’s Date

11/19/07
Start Date